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                               EXHIBIT INDEX


EXHIBIT NO.       TITLE OF DOCUMENT

    23.      1a. Consents of Kenny S&P Evaluation
                  Services, a division of J.J. Kenny
                  Co., Inc.

             1b. Consent of Deloitte & Touche LLP

             1d. Consent of Standard & Poor's Ratings
                  Services, a division of The McGraw-Hill
                  Companies, Inc.

            8.2. Opinion and Consent of Maryland counsel

    27.     1.  Financial Data Schedule of
                Dean Witter Select Municipal Trust,
                Insured California Intermediate Term Portfolio
                  Series 11

            2.  Financial Data Schedule of
                Dean Witter Select Municipal Trust,
                Delaware Portfolio Series 13

            3.  Financial Data Schedule of
                Dean Witter Select Municipal Trust,
                Maryland Portfolio Series 15